EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:    Dawn Felepe Klehr

Public Relations

952/556-8079

dawn felepe klehr@entegris.com

Heide Erickson

Investor Relations

952/556-8051

heide erickson@entegris.com

Entegris Reports Preliminary Fourth-Quarter 2003 Results

Sales to be on Target, Earnings of Two to Three Cents

Chaska, Minn., Sept. 18, 2003—Entegris, Inc. (Nasdaq: ENTG), a leader in materials integrity management, today announced that it expects to report sales for the fourth fiscal quarter ended August 30, 2003 of approximately $71 million and per-share earnings of 2 to 3 cents. Sales met the Company’s expectations, while earnings were lower than anticipated. The company expects to report full financial results on October 2, 2003, before 8:00 a.m. (EST).

“During the fourth quarter, we once again made progress in growing sales sequentially from third quarter 2003 in our new markets of services, life sciences and fuel cells,” said Jim Dauwalter, Entegris’ president and chief executive officer. “Semiconductor market sales increased slightly from the third quarter, while sales in our data storage market declined as anticipated. Increasing sales in our new markets is vital to our goal of expanding our materials integrity management leadership outside of the semiconductor and data storage markets. However, we are still in the investment stage in these new markets and are not currently generating margins comparable to our traditional markets.”

Entegris said that lower than anticipated fourth-quarter earnings are primarily due to decreased gross profit margins, which are in the 33 to 35 percent range. The main factors in the margin decline are aggressive efforts to reduce inventory while establishing tighter inventory controls and build-to-order manufacturing processes. Other factors are higher than anticipated costs incurred due to the relocation of two small manufacturing facilities and increased resource requirements to meet customer expectations related to the recently acquired reticle carrier product line. Although to a lesser degree, product mix also impacted gross margins.

- more -

ENTEGRIS PRE-ANNOUNCED 4TH QUARTER RESULTS	Page 2 of 3

“Our efforts during the fourth quarter focused on generating sales, growing our new markets, maintaining our market leadership position in our traditional markets, operational efficiencies and aggressive asset management,” said Dauwalter. “We successfully reduced inventory by about $7 million or more than 15 percent from the third quarter. While this hurts the fourth quarters’ margin performance, it frees up cash.” Dauwalter continued, “We are in the enviable position as a leader in materials integrity management in the markets we serve. In many product categories we are the number one supplier as is the case in the reticle carrier product line. With this leadership position comes the responsibility to adjust resources to meet the service level expectations of our customers, even when we are integrating acquired products. Entegris employees worked hard and achieved these objectives. While this quarter’s financial performance was negatively affected, the long-term outlook for Entegris continues to improve,” said Dauwalter.

Entegris expects to report an operating loss in the 2 to 3 percent range for the fourth quarter 2003. However, due to favorable tax benefits and other income, the company anticipates reporting a net profit of 2 to 3 cents per diluted share.

Outlook

“While we see positive indicators such as quote activity increasing, we are cautious about the actual placement of orders by our customers during the next quarter. Therefore, we expect first quarter 2004 sales to be slightly down from fourth quarter 2003 sales. We anticipate gross margins to be in the 40 percent range in the first quarter 2004, depending on sales mix,” said Dauwalter. “We are excited about our materials integrity management leadership position in the microelectronics industry, our opportunities in new markets and the progress we’ve made in operational efficiencies. As industry conditions improve, we see great opportunity to leverage our infrastructure and to continue to expand our materials integrity management opportunities,” concluded Dauwalter.

Preliminary Fourth-Quarter Results Conference Call Details

Entegris will discuss its preliminary fourth-quarter results in a conference call scheduled for today, Thursday, September 18, 2003 beginning at 5:00 p.m. Eastern Standard Time. Participants should dial 913-981-5582 and provide the conference code 603770. A Webcast of the conference call will be available on Entegris’ Web site at www.entegris.com under the “Investors” section following the call. Interested parties who are not available for the teleconference will have access to a replay of the call starting Thursday, September 18, at 7:30 p.m. (EST) until Thursday, September 25, at 7:30 p.m. (EST). The replay will be accessible by dialing

888-203-1112, conference code 603770.

Fourth-Quarter Results Conference Call Details

Details of the financial results and future expectations will be issued in a press release on Thursday, October 2, 2003 before the market opens. A conference call to discuss fourth quarter financial performance is scheduled for the same day at 8:30 a.m. Eastern Standard Time (EST). The call will also be available live from the Entegris Web site at www.entegris.com/investors with a direct link to the Webcast. For more information please visit the Entegris Web site and the press release issued on Aug. 20, 2003, announcing the details on the conference call.

- more -

ENTEGRIS PRE-ANNOUNCED 4TH QUARTER RESULTS	Page 3 of 3

Forward-Looking Statements

Certain information in this press release does not relate to historical financial information and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected.

Among these risks and uncertainties are general economic conditions, the cyclical nature of the semiconductor industry, the risks associated with the acceptance of new products and services, the successful integration of acquisitions and the ability to expand into new markets. Other factors that could cause the company’s results to differ materially from those contained in its forward looking statements are included in the Form 10K filed in November 2002 and other documents filed by the company with the Securities and Exchange Commission.

About Entegris

Entegris products and services protect and transport the critical materials that enable the world’s leading technologies. Entegris is a leading materials integrity management company providing products and services used from production to consumption in the semiconductor, data storage, chemical processing, pharmaceutical, fuel cell and other key technology-driven industries worldwide.

Entegris is headquartered in Chaska, Minn., and has manufacturing facilities in the United States, Germany, Japan and Malaysia and is ISO 9001 certified. Directly and through alliances with Metron Technology and other distributors, Entegris provides customer support on six continents. Additional information can be found at www.entegris.com

###